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                                                                     EXHIBIT 11

                  ROADMASTER INDUSTRIES, INC. AND SUBSIDIARIES
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
            FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JULY 1, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                       SIX MONTHS ENDED


                                                                    JUNE 30,          JULY 1,
                                                                      1996             1995
                                                                 --------------    -------------
                                                                  (unaudited)       (unaudited)
Primary:
 Weighted average common shares outstanding during period            49,177            48,866
                                                                    =======           =======
Fully Diluted:
 Weighted average common shares outstanding during period            49,177            48,866
                                                                    =======           =======
Earnings:
 Net loss                                                           $  (503)          $(7,056)
                                                                    =======           =======
Primary earnings per share:
 Net loss                                                           $ (0.01)          $ (0.14)
                                                                    =======           =======
Fully diluted earnings per share:
 Net loss                                                           $ (0.01)          $ (0.14)
                                                                    =======           =======


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